Exhibit 99.1

Ocugen Provides Business Update and Third Quarter 2020 Financial Results
First Gene Therapy Candidate OCU400 On Track to Enter the Clinic in 2021
MALVERN, PA, November 6, 2020 (GLOBE NEWSWIRE) — Ocugen, Inc. (NASDAQ: OCGN), a biopharmaceutical company focused on discovering, developing and commercializing transformative therapies to cure blindness diseases, today reported third quarter 2020 financial results along with a general business update.
“I am proud of the advancements we have made this quarter in developing our modifier gene therapy and novel biologic product candidates. We remain on-track to achieve multiple near and mid-term milestones with a plan to initiate four Phase 1/2a trials during 2021 and 2022. Additionally, I am pleased that we have raised approximately $28 million of gross proceeds in 2020, which have extended our cash runway for continued development of our product candidates,” said Dr. Shankar Musunuri, Chairman, Chief Executive Officer and Co-Founder of Ocugen.
Business Highlights:
•Steady Progress Towards Starting OCU400 Clinical Trials in 2021 – Ocugen has received materials for its Good Laboratory Practice (“GLP”) toxicology study from its manufacturing partner, CanSino Biologics Inc. Ocugen has commenced the detailed design of its two parallel Phase 1/2a trials and is on target to commence them in 2021.
•Manufacturing Contract for OCU200 – In October 2020, Ocugen entered into an agreement with Kemwell Biopharma Pvt. Ltd (“Kemwell”) to manufacture Ocugen’s biologic product candidate, OCU200. Kemwell offers proven expertise in supporting companies with process development and clinical and commercial manufacturing of biologicals. The agreement with Kemwell is a fundamental step for OCU200 to enter the clinic in the first half of 2022.
•Full Repayment of Unsecured Notes – From July through October 2020, Ocugen made aggregate prepayments of $4.5 million on the unsecured notes associated with the April 2020 amendment and exchange of its Series A Warrants. Following the October 2020 prepayments, the unsecured notes have been repaid in full and are no longer outstanding.
•Capital Raised – In the third quarter, Ocugen sold an aggregate of 27.0 million shares of common stock in an at-the-market offering commenced in August 2020, generating net proceeds of $10.1 million and increasing its cash runway into the third quarter of 2021.
Third Quarter 2020 Financial Results:
•Ocugen’s cash, cash equivalents, and restricted cash totaled $19.3 million as of September 30, 2020, compared to $7.6 million as of December 31, 2019. The Company had 162.0 million shares of common stock outstanding at September 30, 2020.
•Research and development expenses for the three months ended September 30, 2020 were $1.5 million compared to $1.3 million for the three months ended September 30, 2019. General and administrative expenses for the three months ended September 30, 2020 were $1.7 million compared to $1.4 million for the three months ended September 30, 2019. Ocugen reported a $0.07 loss per share for the three months ended September 30, 2020 compared to a $3.55 loss per share for the three months ended September 30, 2019.
About Ocugen, Inc.
Ocugen, Inc. is a biopharmaceutical company focused on discovering, developing, and commercializing transformative therapies to cure blindness diseases. Our breakthrough modifier gene therapy platform has the potential to treat multiple retinal diseases with one drug – “one to many” and our novel biologic product candidate aims to offer better therapy to patients with underserved diseases such as wet age-related macular degeneration, diabetic macular edema, and diabetic retinopathy. For more information, please visit www.ocugen.com.
Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from our current expectations. These and other risks and uncertainties are more fully described in our periodic filings with the Securities and Exchange Commission (the “SEC”), including the risk factors described in the section entitled “Risk Factors” in the quarterly and annual reports that we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. Except as required by law, we assume no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, after the date of this press release.
Corporate Contact:
Ocugen, Inc.
Sanjay Subramanian
Chief Financial Officer
IR@Ocugen.com
Media Contact:
LaVoieHealthScience
Katie Gallagher
kgallagher@lavoiehealthscience.com
+1 617-792-3937
(tables to follow)

OCUGEN, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$19,105,830	$7,444,052
Prepaid expenses and other current assets	652,893	1,322,167
Asset held for sale	—	7,000,000
Total current assets	19,758,723	15,766,219
Property and equipment, net	214,100	222,464
Restricted cash	151,196	151,016
Other assets	415,555	667,747
Total assets	$20,539,574	$16,807,446
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$222,340	$1,895,613
Accrued expenses	2,333,733	2,270,045
Short-term debt, net	1,210,645	—
Operating lease obligation	164,808	172,310
Other current liabilities	199,261	205,991
Total current liabilities	4,130,787	4,543,959
Non-current liabilities
Operating lease obligation, less current portion	42,746	163,198
Long term debt, net	1,944,396	1,072,123
Other non-current liabilities	—	9,755
Total liabilities	6,117,929	5,789,035
Stockholders’ equity
Common stock	1,621,480	527,467
Treasury Stock	(47,864)	(47,864)
Additional paid-in capital	82,359,494	62,018,632
Accumulated deficit	(69,511,465)	(51,479,824)
Total stockholders’ equity	14,421,645	11,018,411
Total liabilities and stockholders’ equity	$20,539,574	$16,807,446

OCUGEN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenues
Collaboration revenue	$—	$—	$42,620	$—
Total revenues	—	—	42,620	—
Operating expenses
Research and development	1,477,382	1,305,461	4,759,569	6,338,530
In-process research and development	7,000,000	—	7,000,000	—
General and administrative	1,704,598	1,408,350	5,760,398	3,544,847
Total operating expenses	10,181,980	2,713,811	17,519,967	9,883,377
Loss from operations	(10,181,980)	(2,713,811)	(17,477,347)	(9,883,377)
Other income (expense)
Change in fair value of derivative liabilities	—	(18,512,204)	—	(19,896,626)
Loss on debt conversion	—	—	—	(341,136)
Interest income	42	136	594	1,107
Interest expense	(291,909)	(796,141)	(554,801)	(1,753,172)
Other income (expense)	—	(751,261)	(87)	(751,493)
Total other income (expense)	(291,867)	(20,059,470)	(554,294)	(22,741,320)
Net loss	$(10,473,847)	$(22,773,281)	$(18,031,641)	$(32,624,697)
Deemed dividend related to Warrant Exchange	—	—	(12,546,340)	—
Net loss to common stockholders	$(10,473,847)	$(22,773,281)	$(30,577,981)	$(32,624,697)

Shares used in calculating net loss per common share — basic and diluted	141,591,218	6,411,308	92,764,157	5,839,840
Net loss per share of common stock — basic and diluted	$(0.07)	$(3.55)	$(0.33)	$(5.59)